Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2017 fourth quarter and year-end earnings call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

I would like to ask Kevin to review with us conditions regarding any forward looking statements that may be made as part of our call today.

Kevin.

Kevin:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.

Mike.

Mike:

Thanks, and again, welcome everyone. For our call today, Kevin has some prepared remarks regarding our 2017fourth quarter and year end performanceafter which, we will be going directly to any questions you may have. Please feel free to enter the question que as Kevin shares our financial performance highlights.

Kevin.

Kevin:

Thanks, Mike.

Total contract value at the end of the fourth quarter totaled $125.1 million, representing 5% growth over the same period last year. Healthcare system clients with agreements for multiple solutions represented 22% of our client base at the end of the fourth quarter 2017, up from 20% at the same time last year. Subscription-based revenue agreements at the end of the fourth quarter of 2017 represented 93% of the total recurring contract value.

Fourth quarter 2017 revenue was $29.9 million, an increase of 5% over the fourth quarter of 2016, and was comprised entirely of organic growth from adding new clients and increasing contract value for existing clients.

Consolidated operating income for the fourth quarter 2017 was $8.7 million or 29% of revenue, compared to $8.8 million, or 31% of revenue for the same period last year.

Total operating expenses increased by 9% to $21.2 million for the fourth quarter 2017, compared to $19.5 million for the same period last year.

Direct expenses increased 4% to $12.4 million for the fourth quarter 2017, up from $11.8 million for the same period in 2016. Direct expenses as a percent of revenue decreased slightly to 41% of revenue for the fourth quarter 2017 compared to 42% in 2016. Our variable direct expenses as a percent of revenue decreased compared to last year as incremental variable cost of product expenses from revenue growth in the quarter were offset by decreased expenses from changes in data collection methodologies. At the same time, our fixed direct expenses increased as additional resources were allocated for client services.

Selling, general and administrative expenses increased to $7.7 million for the fourth quarter 2017, compared to $6.6 million for the same period last year. SG&A expenses in 2017 increased mainly due to higher salary and benefit costs of $662,000 and $391,000 of additional expenses associated with the proposed recapitalization. SG&A expenses were 26% of revenue for the fourth quarter of 2017 compared to 23% of revenue for the same period in 2016.

Depreciation and amortization expenses increased to $1.2 million for the fourth quarter 2017 compared to $1.1 million for the same period in 2016 mainly due to increased depreciation from additional computer software investments. Depreciation and amortization expenses were 4% of revenue for the fourth quarter 2017.

The provision for income taxes totaled $2.1 million for the fourth quarter 2017, compared to $3.3 million for the same period in 2016. The effective tax rate was 25% for the fourth quarter 2017, compared to 36% for the same period in 2016. The decrease in the effective rate was mainly due to a net tax benefit of $1.1 million for the initial estimated impact of the U.S. Tax Cuts and Jobs Act of 2017 (“Tax Act”) and our recent decision to repatriate certain foreign earnings. This Tax Act adjustment was partially offset by non-deductible recapitalization expenses increasing tax expense by $143,000. We continue to analyze the impact of the Tax Act and will make adjustments as we complete our analysis during 2018.

Net income for the fourth quarter was $6.5 million in 2017, compared to $5.7 million in 2016. Diluted earnings per share increased to $0.25 for Class A shares and $0.90 for Class B shares for the quarter ended December 31, 2017, up from $0.23 for Class A shares and $0.83 for Class B shares for the quarter ended December 31, 2016.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

This completes our prepared remarks so I will now ask _______________, to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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